U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Re: Exceed Company Ltd.

Ladies and Gentlemen:

We have read the statements made by Exceed Company Ltd. as set forth in Item 16F of Form 20-F for the year ended December 31, 2011. We are not in a position to agree or disagree with respect to: a) the statement made in the first paragraph regarding the date on which a new independent registered public accounting firms was appointed, b) the statements made in the 3rd, 6th, and 8th paragraphs in their entirety, c) the last sentence of the 5th paragraph, and d) the manner in which the accounting change is described in the first sentence of the 5th paragraph and how it is presented in the Form 20-F, including the disclosures therein. We are in agreement with the statements contained therein as they relate to our firm, except that with respect to the date of dismissal referred to in the first paragraph; we believe a final determination was made on April 25, 2012.

/s/ Crowe Horwath LLP

Sherman Oaks, California

April 27, 2012